Exhibit 99.1

NYSE: MMP

Date:	Feb. 3, 2010

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Announces Record Quarterly Operating Profit and Distributable Cash Flow

Delivers Record Quarterly Operating Margin from All Business Segments

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) today reported record quarterly operating profit of $103.7 million for fourth quarter 2009, an increase of $7.6 million, or 8%, compared to $96.1 million for fourth quarter 2008.

Net income was $82 million for fourth quarter 2009 compared to $81.1 million for fourth quarter 2008, and net income per limited partner unit was 77 cents in fourth quarter 2009 and 51 cents in the corresponding 2008 period. The simplification of the partnership’s capital structure in Sept. 2009 resulted in an increase in the number of limited partner units outstanding and a change to the allocation of net income for the purpose of calculating net income per limited partner unit.

Distributable cash flow (DCF), which represents the amount of cash generated during the period that is available to pay distributions, grew to a quarterly record of $104.9 million for fourth quarter 2009 compared to $91.8 million during fourth quarter 2008.

“Record operating profit and distributable cash flow for the quarter resulted primarily from higher transportation tariffs and product gains on our pipeline system and higher marine storage revenues due to expansion projects and higher rates charged for existing storage,” said Don Wellendorf, chief executive officer. “Magellan enters 2010 in a very attractive position with a strong balance sheet, low cost of capital, relatively low risk cash flows from our core businesses and substantial growth opportunities.”

An analysis of variances by segment comparing fourth quarter 2009 to fourth quarter 2008 is provided below based on operating margin, a non-generally accepted accounting principles (non-GAAP) financial measure that reflects operating profit before general and administrative (G&A) expense and depreciation and amortization:

Petroleum products pipeline system. Pipeline operating margin was $113.2 million, an increase of $3.1 million and a quarterly record for this segment. Transportation and terminals revenues increased between periods primarily due to higher average transportation rates and incremental leased storage, partially offset by approximately 1% lower transportation volumes for the quarter. Annual transportation volumes were in line with 2008 performance as increases in gasoline volumes offset declines in diesel and aviation fuel.

Operating expenses declined between periods due to $17.7 million more favorable product overages, which reduce operating expenses, partially offset by higher personnel costs and additional expenses related to the 700-mile Texas pipeline system the partnership acquired late July 2009. Fourth-quarter 2008 product overages had been negatively impacted by a lower-of-cost-or-market adjustment resulting from the rapidly declining commodity price environment at the end of 2008.

Product margin (defined as product sales revenues less product purchases) decreased between periods primarily due to lower financial results from the partnership’s petroleum products blending activity offset by profits realized from commodity sales related to its recently-acquired 700-mile Texas pipeline system. Otherwise, gains from the timing of mark-to-market (MTM) adjustments for New York Mercantile Exchange (NYMEX) positions used to economically hedge the partnership’s blending activity offset MTM losses on positions used to hedge the linefill on the 700-mile Texas pipeline system. While the partnership is in the process of establishing third-party customers to transport product on this new pipeline system, which was inactive prior to Magellan acquiring it, the partnership intends to purchase and sell petroleum products to be shipped on this pipeline during the transition period.

Petroleum products terminals. Terminals operating margin was $33.5 million, an increase of $9.6 million and a quarterly record for this segment. The current period benefited from higher revenues at the partnership’s marine and inland terminals primarily due to expansion projects, including additional marine storage and ethanol blending, higher marine storage rates and improved utilization at the partnership’s marine terminals. Operating expenses increased primarily due to higher personnel costs in the 2009 period. Product margin declined due to the sale of fewer product overages in the 2009 quarter.

Ammonia pipeline system. Ammonia operating margin was $4.9 million, an increase of $3.0 million and a quarterly record for this segment. Revenues increased due to higher rates and increased volumes due to the favorable farming conditions in fall 2009. Expenses were lower due to environmental accruals that negatively impacted the 2008 quarter.

Other items. Depreciation and amortization increased due to recent capital spending, and G&A increased due to higher personnel expenses. Net interest expense increased in the current quarter as a result of additional borrowings for expansion capital expenditures, including the 700-mile Texas pipeline system acquired late July 2009.

Annual results

For the year ended Dec. 31, 2009, operating profit was $298.4 million compared to $383 million in the corresponding 2008 timeframe. The 2008 period benefited from unusually high product margin and a $26.5 million one-time gain on assignment of a supply agreement in March 2008. Excluding these items, operating profit from the partnership’s core fee-based transportation and terminals activities increased to $244.2 million in 2009 from $219 million in 2008.

For the year, reported net income was $226.5 million in 2009 compared to $330.1 million in 2008. Excluding product margin and the one-time gain, net income increased in the current year to $172.3 million from $166.1 million in 2008.

For the full year, diluted net income per limited partner unit was $2.22 in 2009 compared to $2.21 in 2008.

DCF for the full year was $328.4 million in 2009, or 1.1 times the amount needed to pay distributions related to 2009, and $338.2 million in 2008.

Expansion capital expectations

Management remains focused on expansion opportunities and spent about $480 million during 2009 on growth capital projects, including acquisitions, $84.4 million of which was spent in the fourth quarter. Based on the progress of expansion projects now underway, including several new projects, the partnership plans to spend approximately $210 million during 2010 and $30 million in 2011 to complete these projects.

New projects include the construction of 0.6 million barrels of storage at the partnership’s petroleum products pipeline terminal in Tulsa, Oklahoma, expansion of truck loading capabilities at the partnership’s East Houston, Texas terminal and enhancements to the partnership’s petroleum products blending capabilities.

In addition, the partnership continues to analyze more than $500 million of potential growth projects in earlier stages of development, which have been excluded from these spending estimates.

Guidance for 2010

Management currently expects 2010 DCF of approximately $345 million and is targeting annual distribution growth of 4% during 2010. Net income per limited partner unit is estimated to be $2.66, with first-quarter guidance of 65 cents. Guidance assumes no NYMEX MTM adjustments.

Management continues to believe the large majority of the partnership’s operating margin will be generated by fee-based transportation and terminals services, with commodity-related activities contributing approximately 15% or less of the partnership’s operating margin.

Earnings call details

An analyst call with management regarding fourth-quarter earnings and 2010 guidance is scheduled today at 1:30 p.m. Eastern. To participate, dial (888) 670-2261 and provide code 7944869. Investors also may listen to the call via the partnership’s web site at http://www.magellanlp.com/webcasts.asp.

Audio replays of the conference call will be available from 4:30 p.m. Eastern today through midnight on Feb. 9. To access the replay, dial (888) 203-1112 and provide code 7944869. The replay also will be available at http://www.magellanlp.com.

Non-GAAP financial measures

Management believes that investors benefit from having access to the same financial measures utilized by the partnership. As a result, this news release and supporting schedules include the non-GAAP financial measures of operating margin and DCF, which are important performance measures used by management to evaluate the economic success of the partnership’s operations.

Operating margin reflects operating profit before G&A expense and depreciation and amortization. This measure forms the basis of the partnership’s internal financial reporting and is used by management in deciding how to allocate capital resources between segments.

Product margin, which is calculated as product sales revenues less product purchases, is used by management to evaluate the profitability of the partnership’s commodity-related activities.

DCF is important in determining the amount of cash generated from the partnership’s operations that is available for distribution to its unitholders. Management uses this measure as a basis for recommending to the board of directors the amounts of distributions to be paid each period.

Reconciliations of operating margin to operating profit and DCF to net income accompany this news release.

Because the non-GAAP measures presented in this news release include adjustments specific to the partnership, they may not be comparable to similarly-titled measures of other companies.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership’s results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations for natural gas liquids and refined petroleum products; (3) overall demand for natural gas liquids, refined petroleum products, natural gas, oil and ammonia in the United States; (4) changes in the partnership’s tariff rates implemented by the Federal Energy Regulatory Commission, the United States Surface Transportation Board and state regulatory agencies; (5) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership’s services; (6) changes in the throughput or interruption in service on petroleum products pipelines owned and operated by third parties and connected to the partnership’s petroleum products terminals or petroleum products pipeline system; (7) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (8) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (9) an increase in the competition the partnership’s operations encounter; (10) disruption in the debt and equity markets that negatively impacts the partnership’s ability to finance its capital spending and (11) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.

MAGELLAN MIDSTREAM PARTNERS, L.P.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per unit amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Transportation and terminals revenues	$166,955	$183,718	$638,810	$678,945
Product sales revenues	134,473	169,346	574,095	334,465
Affiliate management fee revenue	184	191	733	761

Total revenues	301,612	353,255	1,213,638	1,014,171
Costs and expenses:
Operating	71,026	62,457	264,871	257,635
Product purchases	94,184	138,769	436,567	280,291
Depreciation and amortization	22,654	26,288	86,501	97,216
General and administrative	18,198	22,663	73,302	84,049

Total costs and expenses	206,062	250,177	861,241	719,191
Gain on assignment of supply agreement	—	—	26,492	—
Equity earnings	563	605	4,067	3,431

Operating profit	96,113	103,683	382,956	298,411
Interest expense	16,038	21,159	56,764	73,357
Interest income	(532)	(8)	(1,482)	(660)
Interest capitalized	(1,069)	(758)	(4,803)	(3,510)
Debt placement fee amortization expense	219	337	767	1,112
Other (income)/expense	(126)	612	(380)	(24)

Income before provision for income taxes	81,583	82,341	332,090	228,136
Provision for income taxes	518	389	1,987	1,661

Net income	$81,065	$81,952	$330,103	$226,475

Allocation of net income: (1)
Non-controlling owners’ interest	$61,562	$—	$244,430	$99,729
Limited partners’ interest	20,349	81,952	87,733	126,746
General partner’s interest	(846)	—	(2,060)	—

Net income	$81,065	$81,952	$330,103	$226,475

Basic and diluted net income per limited partner unit	$0.51	$0.77	$2.21	$2.22

Weighted average number of limited partner units outstanding used for basic net income per unit calculation (1)	39,632	106,782	39,630	57,115

Weighted average number of limited partner units outstanding used for diluted net income per unit calculation (1)	39,632	106,902	39,630	57,145

(1)

The simplification of the partnership’s capital structure in Sept. 2009 resulted in an increase in the number of limited partner units outstanding and a change to the allocation of net income, with all income subsequently allocated to limited partners due to the elimination of non-controlling owners’ interest.

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING STATISTICS

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009

Petroleum products pipeline system:
Transportation revenue per barrel shipped	$1.183	$1.223	$1.193	$1.205

Volume shipped (million barrels)	75.3	74.3	295.9	295.7

Petroleum products terminals:
Marine terminal average storage utilized (million barrels per month)	23.7	27.2	23.3	26.2

Inland terminal throughput (million barrels)	26.5	27.6	108.1	109.8

Ammonia pipeline system:
Volume shipped (thousand tons)	198	223	822	643

MAGELLAN MIDSTREAM PARTNERS, L.P.

OPERATING MARGIN RECONCILIATION TO OPERATING PROFIT

(Unaudited, in thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2009	2008	2009
Petroleum products pipeline system:
Transportation and terminals revenues	$124,809	$128,279	$478,473	$494,165
Less: Operating expenses	51,727	44,065	197,670	183,929

Transportation and terminals margin	73,082	84,214	280,803	310,236

Product sales revenues	129,233	165,529	543,694	320,100
Less: Product purchases	92,927	137,328	429,294	275,880

Product margin	36,306	28,201	114,400	44,220
Add: Affiliate management fee revenue	184	191	733	761
Equity earnings	563	605	4,067	3,431
Gain on assignment of supply agreement	—	—	26,492	—

Operating margin	$110,135	$113,211	$426,495	$358,648

Petroleum products terminals:
Transportation and terminals revenues	$37,086	$49,316	$141,129	$169,939
Less: Operating expenses	16,656	17,685	59,130	64,388

Transportation and terminals margin	20,430	31,631	81,999	105,551

Product sales revenues	5,240	3,817	30,401	14,365
Less: Product purchases	1,751	1,938	8,279	6,393

Product margin	3,489	1,879	22,122	7,972

Operating margin	$23,919	$33,510	$104,121	$113,523

Ammonia pipeline system:
Transportation and terminals revenues	$6,170	$7,368	$22,704	$19,862
Less: Operating expenses	4,219	2,464	14,044	16,196

Operating margin	$1,951	$4,904	$8,660	$3,666

Segment operating margin	$136,005	$151,625	$539,276	$475,837
Add: Allocated corporate depreciation costs	960	1,009	3,483	3,839

Total operating margin	136,965	152,634	542,759	479,676
Less: Depreciation and amortization	22,654	26,288	86,501	97,216
General and administrative	18,198	22,663	73,302	84,049

Total operating profit	$96,113	$103,683	$382,956	$298,411

Note: Amounts may not sum to figures shown on the consolidated statement of income due to intersegment eliminations and allocated corporate depreciation costs.

MAGELLAN MIDSTREAM PARTNERS, L.P.

DISTRIBUTABLE CASH FLOW RECONCILIATION TO NET INCOME

(Unaudited, in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,		2010
	2008	2009	2008	2009	Estimate
Net income	$81.1	$82.0	$330.1	$226.5	$285
Add: Depreciation and amortization (1)	22.9	26.6	87.3	98.3	110
Equity-based incentive compensation (2)	0.4	2.2	0.9	6.1	3
Expenses (credits) indemnified by former affiliate	2.2	(0.8)	(1.7)	5.2	—
Asset retirements and impairments	3.4	2.5	7.2	5.5	5
NYMEX contract adjustment (3)	(1.6)	(0.6)	(13.8)	24.4	(10)
Less: Maintenance capital (net of expected reimbursements and indemnified spending) (4)	17.8	7.5	43.2	38.0	45
Gain on assignment of supply agreement	—	—	26.5	—	—
Other	(1.2)	(0.5)	2.1	(0.4)	3

Distributable cash flow (5)	$91.8	$104.9	$338.2	$328.4	$345

(1)	Depreciation and amortization includes debt placement fee amortization.
(2)

Because the partnership intends to satisfy vesting of units under its equity-based incentive compensation program with the issuance of limited partner units, expenses related to this program generally are deemed non-cash and added back for distributable cash flow purposes. Total equity-based incentive compensation expense for the twelve months ended December 31, 2008 and 2009 was $4.8 million and $9.6 million, respectively. However, the figures above include an adjustment for minimum statutory tax withholdings paid by the partnership during first quarter 2008 and 2009 of $3.9 million and $3.5 million, respectively, for equity-based incentive compensation units that vested on the previous year end.

(3)

Represents margins realized in the current quarter on the physical sales of products that were hedged using New York Mercantile Exchange (NYMEX) contracts. Because certain of these NYMEX contracts do not qualify for hedge accounting treatment, $12.2 million of losses and $20.2 million of gains for the three and twelve months ended December 31, 2009, respectively, were recognized in previous accounting periods when the NYMEX contracts were marked to market. The partnership adjusted these accounting profits out of its distributable cash flows in those earlier periods. Additionally, the three and twelve month periods ended December 31, 2009 include $11.6 million and $4.2 million of mark-to-market losses, respectively, on NYMEX contracts associated with products that will be physically sold in future periods.

(4)

During the three months ended December 31, 2008 and 2009, the partnership paid $(0.6) million and $1.9 million, respectively, and for the twelve months ended December 31, 2008 and 2009, the partnership paid $3.6 million and $5.3 million, respectively, for indemnified maintenance capital projects related to its indemnification settlement or for costs which it expects to be reimbursed by insurance proceeds or third parties.

(5)

Distributable cash flow does not include fluctuations related to working capital or spending for which the partnership has received, or expects to receive, reimbursement through third party indemnifications. Through December 31, 2009, the partnership has either paid or accrued liabilities totaling $92.5 million of the $117.5 million indemnification settlement amount it has received, including $26.4 million for capital projects.